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                                                                   EXHIBIT 10.46

                              SETTLEMENT AGREEMENT

                                   I. PARTIES

         This Settlement Agreement ("Agreement") is entered into between the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General ("OIG-HHS") of the Department of Health and Human Services ("HHS") (collectively the "United States"); Beverly Enterprises, Inc. ("Beverly Enterprises"), and Domenic Todarello ("Relator") (collectively, "the Parties"), through their authorized representatives.

                                  II. PREAMBLE

                  As a preamble to this Agreement the Parties agree to the following:

         A. Beverly Enterprises is a corporation organized pursuant to the laws of the State of Delaware, with its principal place of business in Fort Smith, Arkansas. Beverly Enterprises operates, through its subsidiaries, a chain of nursing homes and is a provider under the Medicare program, administered by the Health Care Financing Administration ("HCFA").

         B. Relator is an individual resident of the State of Arizona. On October 18, 1995, Relator filed a qui tam action in the United States District Court for the District of Arizona, styled United States ex rel Todarello v. Beverly Enterprises, CIV 95-2248 PHX RCB, which was transferred to the North District of California on or about September 27, 1996, and has been styled United States ex rel Todarello v. Beverly Enterprises, C96-3697 TEH (N.D. Cal.) (the "Civil Action").

         C. The United States and Relator contend that Beverly Enterprises submitted or caused to be submitted claims for payment to the Medicare Program ("Medicare"), Title XVII of the Social Security Act, 42 U.S.C. Sections 1395-1395ddd (1997).

         D. The United States and Relator contend that they have certain civil claims against Beverly Enterprises under the False Claims Act, 31 U.S.C. Sections 3729-3733, and the United States also contends it has certain civil claims against Beverly Enterprises under other federal statutes and/or common law doctrines, in the amount of four hundred sixty million ($460,000,000), for



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engaging in the following conduct during the period from 1992 through 1998:
submitting Medicare skilled nursing facility cost reports, for cost report years 1992-1998, that overstated the costs reimbursable to the facilities' Medicare certified units by mis-allocating labor hours to the Medicare units (the "Covered Conduct").

         E. The United States also contends that it has certain administrative claims against Beverly Enterprises under the provisions for permissive exclusion from the Medicare, Medicaid and other federal health care programs, 42 U.S.C.
Section 1320a-7(b), and the provisions for civil monetary penalties, 42 U.S.C.
Section 1320a-7a, for the Covered Conduct.

         F. Except as so expressly admitted in the plea agreement executed by Beverly Enterprises - California, Inc., in connection with the criminal action, United States v. Beverly Enterprises - California, Inc. (N.D. Calif.), Beverly Enterprises does not admit the contentions of the United States or the Relator as set forth in Paragraphs D and E, above.

         G. In order to avoid the delay, uncertainty, inconvenience and expense of protracted litigation of these claims, the Parties have reached a full and final settlement as set forth below.

                            III. TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

1. Beverly Enterprises agree to pay to the United States One Hundred Seventy Million Dollars ($170,000,000) (the "Settlement Amount"), which Settlement Amount shall be a debt, arising out of a compromise of claims for an alleged overpayment under the Medicare Provider Agreements held by Beverly Enterprises' skilled nursing facilities, immediately due and owing to the United States on the date of execution of this Agreement, as follows:

a. Beverly Enterprises shall pay Twenty-Five Million Dollars ($25,000,000) within thirty days of the effective date of this Agreement. Beverly Enterprises shall satisfy this obligation by Fedwire electronic funds transfer to the "Department of Justice," as arranged through the



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Financial Litigation Unit, United States Attorney's Office, Northern District of
California.

b. In addition to the payment described in Paragraph a, the balance of the Settlement Amount shall be paid by Beverly Enterprises by accepting a reduction to its periodic payment from the Medicare program, beginning with the first payment on or after January 1, 2000, and extending for a period of eight years thereafter, by an equal pro-rata amount sufficient to total One Hundred Forty Five Million Dollars ($145,000,000) (without interest). These payments shall be in the form of a reduction, or withhold, to be implemented by the Medicare program by means of a recoupment imposed pursuant to 42 C.F.R. Section 405.370-.375, and Beverly Enterprises waives all notice provisions in connection with such recoupment. The Medicare program will withhold $18,124,999.98 per year (under current HCFA payment methodologies, this will be accomplished by withholding $697,115.38 from each of the twenty-six interim payments to Beverly Enterprises each year). Beverly Enterprises agrees that it will elect to use a single, national Fiscal Intermediary with respect to each cost reporting year or period from the effective date of this Agreement until the full Settlement Amount has been paid. Beverly Enterprises agrees to notify its Fiscal Intermediary in writing if Beverly Enterprises intends to sell, close or otherwise dispose of facilities where such sale or disposition will result in a reduction of the interim payment to Beverly Enterprises below $697,115.38. (Nothing in this Agreement affects HCFA's right to deny any request for a change of Fiscal Intermediary consistent with 42 C.F.R. Part 421). If any interim payment equals less than $697,115.38, Beverly Enterprises must, within five days of the receipt of notice of the interim payment, pay the difference to the United States, through electronic funds transfer to "Department of Justice," as arranged through the Financial Litigation Unit, United States Attorney's Office, Northern District of California. In the event that HCFA payment mechanisms change, Beverly agrees to maintain the same repayment schedule so that recoupment is completed within eight years.

2. Subject to the exceptions in Paragraph 4 below, in consideration of the obligations of Beverly Enterprises set forth in this Agreement, and conditioned upon Beverly Enterprises's payment in full of the Settlement Amount, and subject to Paragraphs 22 and 23 below



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(concerning bankruptcy proceedings commenced within 91 days of any payment (or reduction in any HCFA payment) under this Agreement), the United States (on behalf of itself, its officers, agents, agencies and departments) agrees to release Beverly Enterprises and its subsidiaries, directors, officers, employees, agents and shareholders from any civil or administrative monetary claim the United States has under the False Claims Act, 31 U.S.C. Sections 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. Section 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. Sections 3801-3812; or the common law theories of payment by mistake, unjust enrichment, breach of contract and fraud, for the Covered Conduct. No individuals are released by this Paragraph.

3. In consideration of the obligations of Beverly Enterprises set forth in this Agreement and the Corporate Integrity Agreement incorporated by reference, conditioned upon Beverly Enterprises's payment in full of the Settlement Amount, and subject to Paragraphs 22 and 23, below (concerning bankruptcy proceedings commenced within 91 days of any payment (or reduction in the periodic interim payment) under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing or maintaining any administrative claim or any action seeking exclusion from the Medicare, Medicaid or any other federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) against Beverly Enterprises, or its subsidiaries, directors, officers, employees, agents and shareholders, under 42 U.S.C. Section 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. Section 1320a-7(b) (permissive exclusion), for the Covered Conduct, except as reserved in Paragraph 4, below, and as reserved in this Paragraph. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in Paragraph 4, below. No individuals are released by this Paragraph.

4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Beverly Enterprises) are any and all of the following.

5. (1) Any civil, criminal or administrative claims arising under Title 26, U.S. Code (Internal Revenue Code);



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6. (2) Any criminal liability;

7. (3) Except at explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

8. (4) Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

9. (5) Any claims based upon such obligations as are created by this Agreement;

10. (6) Any express or implied warranty claims or other claims, to the extent such claims may otherwise exist at law, for defective or deficient products or services, including quality of goods and services, provided by Beverly Enterprises.

11. (7) Except as provided with respect to Relator, any civil or administrative claims against individuals, including current or former directors, officers, employees, agents or shareholders of defendant Beverly Enterprises.

12. Beverly Enterprises has entered into a Corporate Integrity Agreement with HHS, attached as Exhibit A, which is incorporated into this Agreement by reference. Beverly Enterprises will immediately, upon execution of this Agreement, commence the implementation of its obligations under the Corporate Integrity Agreement.

13. The United States
has obtained statements publicly filed by Beverly Enterprises with the Securities and Exchange Commission (collectively, the "Financial Statements"). The United States has relied on the accuracy and completeness of the Financial Statements in reaching this Agreement. Beverly Enterprises and its subsidiaries represent that each of the Financial Statements (including the related notes) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Beverly Enterprises and its subsidiaries as of the respective dates for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved except as noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments that have not been and are not



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expected to be material in amount. As such, Beverly Enterprises and its subsidiaries further warrant that they do not own or have an interest in any assets which are not accounted for by the Financial Statements.

14. a. Beverly Enterprises represents that Financial Statements did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

15. b. In the event the United States learns that the Financial Statements contained any untrue statement of a material fact or omitted to state a material fact required to make the statement not misleading with respect to the existence of asset(s) in which Beverly Enterprises and/or its subsidiaries had an interest at the time of this Agreement, and in the event such nondisclosure or misrepresentation changes the estimated net worth of Beverly Enterprises set forth on the Financial Statements by one million dollars ($1,000,000) or more, the United States may at its option: (1) rescind this Agreement and file suit upon the underlying claims described in paragraphs D and E (with Relator retaining all rights and interests under 31 U.S.C. Section 3730); or (2) let the Agreement stand and collect from Beverly Enterprises the full Settlement Amount plus one hundred percent (100%) of the value of the previously undisclosed net worth of Beverly Enterprises. Beverly Enterprises agrees not to contest in any judicial or administrative forum any collection action undertaken by the United States pursuant to this provision.

16. In the event that the United States, pursuant to Paragraph 6(b), above, opts to rescind this Agreement, Beverly Enterprises expressly waives and agrees not to plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, based on the passage of time, to any civil or administrative claims which (1) are filed by the United States within thirty calendar days of written notification to Beverly Enterprises and Relator that this Agreement has been rescinded, and (2) relate to the Covered Conduct, except to the extent these defenses were available on October 18, 1995.



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17. With the exception of administrative claims regarding Routine Cost Limit
Exceptions ("RCLEs") which are separately addressed in Paragraphs 10 and 11 of this Agreement, any administrative claims which HCFA may assert regarding Beverly Enterprises' 1996, 1997 and 1998 cost reports other than those relating to the Covered Conduct will be handled in the normal administrative process set out in the pertinent federal regulations covering the Medicare program. Pending Routine Cost Limit (RCLE) requests for cost years 1996-1998 will be handled as provided for in Paragraphs 9 and 10, below.

18. With respect to the 1995 cost reports used as a basis for Skilled Nursing Facilities Prospective Payment System reimbursement during the transition period, HCFA reserves its right, if any, to reopen 1995 cost reports and, in accordance with applicable Medicare law, regulations and manual provisions, including, but not limited to, Beverly Enterprises' rights to appeal any determination regarding any adjustment as a result of any reopening, to recalculate the facility specific rate for Beverly Enterprises' facilities based on the direct nursing labor allocation issue, but HCFA agrees that the payment effect of any adjustments will not exceed Thirty Seven Million Dollars ($37,000,000) in the aggregate over the relevant three-year reimbursement period (1999-2001).

19. Beverly Enterprises agrees that the RCLEs previously submitted for the year 1996 will be denied. However, within one year of the effective date of this Agreement, Beverly Enterprises may submit to the fiscal intermediary revised RCLEs for the year 1996. Beverly Enterprises agrees that as part of its resubmission of 1996 RCLEs as described above, it will reduce the total direct labor cost in the facility certified unit by 13%. HCFA will adjudicate any administrative claims regarding the 1996 RCLEs in the normal administrative claims process set out in the pertinent federal regulations covering the Medicare program.

20. HCFA shall complete a statistically valid sample audit of Covered Conduct for cost reports filed for the limited purpose of calculating an average percentage adjustment, if any, to be applied to the direct labor cost component of the pending RCLEs for the years 1997 and 1998. Any sample audit conducted by HCFA with respect to the Covered Conduct shall include at least 10% of the facilities, randomly selected, and shall employ a statistically valid sampling



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methodology and generally accepted auditing standards including adjustment methodology. HCFA will adjudicate any administrative claims regarding the sampling methodology selected, the audit methodology and protocols applied and the method of extrapolating the sampled results with respect to the 1997 and 1998 direct labor component of the RCLEs in the normal administrative process set out in pertinent federal regulations covering the Medicare program. In the event that the audits contemplated under this Paragraph result in the reduction of amounts claimed by Beverly, the recoupment by HCFA of any amounts paid to Beverly with respect to the 1997 and 1998 RCLEs shall be limited to an annual recoupment of no more than $7 million in principal, plus accrued interest per annum, until such recoupment amounts have been fully liquidated. Nothing in this section shall limit HCFA's right to audit non-Covered Conduct costs with respect to the years 1997 and 1998.

21. The United States and the Relator agree that the Relator is entitled, pursuant to 31 U.S.C. Section 3730(d)(1), to a share equal to 17 percent (17%) of the United States' recovery of the Settlement Amount under Paragraphs 1.a. and 1.b. and that Relator is not entitled to any share of any future reduction by HCFA as described in Paragraphs 9, 10, and 11 of this Agreement. The United States agrees that, within a reasonable time after it receives or effects a reduction or withhold that results in any payment of the Settlement Amount or a payment pursuant to Paragraph 6 of the Agreement from Beverly Enterprises, it will pay Relator an amount equal to 17 percent (17%) of the payment. All payments to Relator under this Agreement shall be made by electronic funds transfer in accordance with the written instructions of Relator's counsel.

22. The Relator and Beverly Enterprises agree that pursuant to 31 U.S.C. Section 3730(d)(1), the Relator is entitled to his necessary expenses, reasonable costs and attorneys' fees from Beverly Enterprises in the amount of $103,000.00. Beverly Enterprises shall pay this amount by electronic funds transfer to the Relator within five days of the effective date of this Agreement.

23. Pursuant to 31 U.S.C. Section 3730(c)(2)(B), the Relator agrees that the settlement of claims in the Civil Action is fair, adequate and reasonable under all the circumstances. Further, in consideration of the obligations of Beverly Enterprises set forth in this Agreement, conditioned



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upon Beverly Enterprises's payment in full of the Settlement Amount, and subject to Paragraphs 22 and 23, below (concerning bankruptcy proceedings (or reduction in any HCFA payment) under this Agreement), on the effective date of this Agreement, the Relator, for himself, his heirs, representatives, successors and assigns, releases and forever discharges:

a. Beverly Enterprises, and its present or former officers, directors, employees, shareholders, and agents from claims the Relator has or may have arising from or relating to the Covered Conduct or relating to the Civil Action; and

b. The United States from any claims arising from or relating to the filing of the Civil Action, or, pursuant to 31 U.S.C. Section 3730(d)(1), for a share of any recoveries relating to or arising out of the Civil Action beyond that specified in Paragraph 11 of this Agreement.

24. Beverly Enterprises waives and will not assert any defenses Beverly Enterprises may have to any criminal prosecution or administrative action relating to the Covered Conduct, based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Settlement bars a remedy sought in such criminal prosecution or administrative action. Beverly Enterprises agrees that this Agreement is not punitive in purpose or effect. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

25. Beverly Enterprises fully and finally releases the Relator and his attorneys, the United States, its agencies, employees, servants, and agents from any claims (including attorneys' fees, costs, and expenses of every kind and however denominated) which Beverly Enterprises has asserted, could have asserted, or may assert in the future against the Relator and his attorneys, the United States, its agencies, employees, servants, and agents, related to the Covered Conduct or the United States', Relator's and Relator's counsel's investigation and prosecution of the Civil Action.



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26. Beverly Enterprises agrees that all costs (as defined in the Federal
Acquisition Regulations ("FAR") Section 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. Sections 1395-1395ddd (1997) and 1396-1396v(1997), and the regulations promulgated thereunder) incurred by or on behalf of Beverly Enterprises, its subsidiaries and its present or former officers, directors, employees, shareholders, and agents, in connection with:
(1) the matters covered by this Agreement, (2) the Government's audit(s) and the civil and criminal investigation(s) of the matters covered by this Agreement,
(3) Beverly Enterprises' investigation, defense, and corrective actions undertaken in response to the Government's audit(s) and the civil and criminal investigations in connection with the matters covered by this Agreement (including attorneys' fees), including any new obligations undertaken pursuant to the Corporate Integrity Agreement incorporated in this Settlement Agreement,
(4) the negotiation of this Agreement, the Corporate Integrity Agreement and any plea agreement, and (5) the payment made pursuant to this Agreement, are unallowable costs on Government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, Veterans Affairs (VA) Program, and the Federal Employees Health Benefits program (FEHBP) (hereafter, "unallowable costs"). These unallowable costs will be separately estimated and accounted for by Beverly Enterprises, and Beverly Enterprises and its subsidiaries will not charge such unallowable costs directly or indirectly to any contracts with the United States, or seek payment for such unallowable costs through any cost report, cost statement, information statement or payment request submitted by Beverly Enterprises or any of its subsidiaries to the Medicare, Medicaid, TRICARE, VA or FEHBP programs.

27. Beverly Enterprises further agrees that within 120 days of the effective date of this Agreement, it will identify to applicable Medicare and TRICARE intermediaries, carriers and/or contractors, and Medicaid, VA, and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements,



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information reports, or payment requests already submitted by Beverly
Enterprises or any of its subsidiaries, and will request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Beverly Enterprises agrees that the United States will be entitled to recoup from Beverly Enterprises any overpayment as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Beverly Enterprises or any of its subsidiaries on the effect of inclusion of unallowable costs (as defined in this paragraph) on Beverly Enterprises or any of its subsidiaries' cost reports, cost statements or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this Paragraph.

28. Beverly Enterprises covenants to cooperate fully and truthfully with the United States' investigation of individuals and entities not specifically released in this Agreement, for the Covered Conduct. Upon reasonable notice, Beverly Enterprises will make reasonable efforts to facilitate access to, and encourage the cooperation of, its directors, officers, and employees, for interviews and testimony, consistent with the rights and privileges of such individuals, and will furnish to the United States, upon reasonable request, all non-privileged documents and records in its possession , custody or control relating to the Covered Conduct. Beverly Enterprises agrees to consent to a motion filed by the United States to permit access by the Office of Counsel to the Inspector General to information covered by Rule 6(e) of the Federal Rules of Criminal Procedure.

29. This Agreement is intended to be for the benefit of the Parties, only, and by this instrument the Parties do not release any claims against any other person entity.

30. Beverly Enterprises agrees that it will not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents or sponsors. Beverly Enterprises waives any causes of action against these beneficiaries or their parents or sponsors based upon the claims for payment covered by this Agreement.



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31. Beverly Enterprises expressly warrants that it has reviewed its financial situation after recording a pre-tax charge for the entire payment obligation hereunder and believes that it currently is solvent within the meaning of 11 U.S.C. Section 547(b)(3). Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (i) have intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to Beverly Enterprises, within the meaning of 11 U.S.C. Section 547(c)(1), and (ii) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange.

32. In the event Beverly Enterprises commences, or a thirty party commences, within 91 days of any payment (or reduction in any HCFA payments) under this Agreement, any case, proceeding, or other action (i) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of Beverly Enterprises' debts, or seeking to adjudicate Beverly Enterprises as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Beverly Enterprises or for all or any substantial part of Beverly Enterprises's assets, Beverly Enterprises agrees as follows:

33. Beverly Enterprises will not plead, argue or otherwise take the position in any such case, proceeding or action that: (a) Beverly Enterprises was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payments (or reduction in the HCFA payments) made to the United States and/or Relator hereunder; or (b) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Beverly Enterprises.

34. In the event Beverly Enterprises commences, or a third party commences, any case, proceeding, or other action (i) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of Beverly Enterprises' debts, or seeking to adjudicate Beverly Enterprises as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Beverly Enterprises or for all or any substantial part of Beverly Enterprises' assets, Beverly Enterprises agrees as follows:



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a. If, in any of the proceedings or actions described above in Paragraph 23,
Beverly Enterprises does not or is unable to honor the payment obligations hereunder, the United States shall hold a valid, allowed, liquidated, noncontingent, undisputed claim for $460 million under the False Claims Act and other federal statutes and/or common law doctrines, as specifically enumerated above, less payments received pursuant to this Agreement, or any other applicable law in any case, proceeding, or other action described in the first clause of this Paragraph, and in consideration for the final settlement of the United States' claims against it in the Civil Action as described herein, Beverly Enterprises expressly waives and agrees not to plead, argue or otherwise raise any defenses otherwise available to it regarding the claim asserted by the Untied States as set forth above in Paragraph 23.a. in such proceeding or other action;

b. $170 million of the amount specified in Paragraph 23.a. shall constitute an overpayment under the Medicare Provider Agreements held by Beverly Enterprises' skilled nursing facilities;

c. If and to the extent that Beverly Enterprises' obligations hereunder are avoided for any reason, including, but not limited to, through the exercise of any avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, return to Beverly Enterprises any payments collected hereunder, and bring any civil and/or administrative claim, action or proceeding against Beverly Enterprises for the claims that otherwise are covered by the releases provided in Paragraphs 2, 3 and 14, above, with Relator retaining all rights and interests under 31 U.S.C.
Section 3730;

d. If the United States chooses to rescind the releases in accordance with Paragraph 23.c., Beverly Enterprises agrees that (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude Beverly Enterprises from participation in Medicare, Medicaid and other Federal health care programs) are not subject to the automatic stay imposed by 11 U.S.C.
Section 362(a) as a result of the action, case or proceeding described in the first clause of this paragraph, and (ii) it will not plead, argue or otherwise contend that the United States' claims, actions or proceedings are subject to such automatic stay; (iii) it will not seek relief under



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11 U.S.C. Section 105 to enjoin or restrain the United States from pursuing such claims, actions or proceedings; and (iv) it will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the United States within thirty calendar days of written notification to Beverly Enterprises that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on October 18, 1995; and

e. Beverly Enterprises will not (a) oppose any attempt by the United States, including, but not limited to, a motion filed by the United States seeking relief from the automatic stay imposed by 11 U.S.C. Section 362, to recover, either through set off or recoupment, monies owed by Beverly Enterprises to the United States (either under this Agreement or otherwise) against any monies owed by the United States to Beverly Enterprises or (b) seek relief under 11 U.S.C.
Section 105 to enjoin or restrain the United States from exercising these rights.

35. Beverly Enterprises further agrees that the express waivers set forth in Paragraphs 22 and 23 are in consideration for the final settlement of the United States' claims against it in the Civil Action as described herein. In consideration for the final settlement of the United States' claims against it in the Civil Action as described herein, and in the event, and only in the event, a proceeding or other actions in commenced as described in Paragraph 23, Beverly Enterprises expressly waives and agrees not to plead, argue or otherwise raise any defenses otherwise available to it regarding the claim asserted by the United States as set forth above in Paragraph 23.a. in such proceeding or other action.

36. Upon receipt of the payment described in Paragraph 1.a. above, the United States and Relator shall promptly sign and file in the Civil Action a Notice of Intervention and Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement.

37. Except as otherwise provided, each party to this Agreement will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.



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38. Beverly Enterprises represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

39. This Agreement is governed by the laws of the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Northern District of California, except that disputes arising under the Corporate Integrity Agreement shall be resolved exclusively under the provisions in the Corporate Integrity Agreement.

40. This Agreement and the Corporate Integrity Agreement which is incorporated herein by reference constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties except that only Beverly Enterprises and OIG-HHS must agree in writing to modification of the Corporate Integrity Agreement.

41. The undersigned individuals signing this Agreement on behalf of Beverly Enterprises represent and warrant that they are authorized by Beverly Enterprises to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

42. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

43. This Agreement is effective on the date of signature of the last signatory to the Agreement.

44. This Agreement is binding on successors, transferees, and assignees of the Parties.

                          THE UNITED STATES OF AMERICA


Dated:                              BY:
       ------------------                   -------------------------------
                                                Laurie A. Oberembt
                                                Trial Attorney
                                                Commercial Litigation Branch
                                                Civil Division
                                                U.S. Department of Justice
                                                Robert S. Mueller III
                                                United States Attorney

Dated:                              BY:
       ------------------                   -------------------------------
                                                Gail Killefer
                                                Assistant United States Attorney
                                                Northern District of California

Dated:                              BY:
       ------------------                   -------------------------------
                                                Lewis Morris
                                                Assistant Inspector General
                                                Office of Counsel to the
                                                Inspector General
                                                Office of Inspector General
                                                United States Department of
                                                Health and Human Services

                                   THE RELATOR


Dated:                              BY:
       ------------------                   -------------------------------
                                                Domenic Todarello
                                                Relator

Dated:                              BY:
       ------------------                   -------------------------------
                                                Francis J. Balint, Jr.
                                                Bonnett, Fairbourn, Friedman &
                                                Balint, P.C.
                                                Counsel for the Relator

Dated:                              BY:
       ------------------                   -------------------------------
                                                John J. Stoia, Jr.
                                                Jeffrey W. Lawrence
                                                Milberg Weiss Bershad Hynes &
                                                Lerach LLP
                                                Counsel for the Relator


                         BEVERLY ENTERPRISES - DEFENDANT


Dated:                              BY:
       ------------------                   -------------------------------
                                                Beverly Enterprises, Inc.

Dated:                              BY:
       ------------------                   -------------------------------
                                                Griffin B. Bell, Esq.
                                                J. Sedwick Sollers III, Esq.
                                                King & Spaulding
                                                Counsel for Beverly Enterprises,
                                                Inc.


Dated:                              BY:
       ------------------                   -------------------------------
                                                Joseph E. Casson, Esq.
                                                Proskauer Rose LLP
                                                Counsel for Beverly Enterprises,
                                                Inc.